Exhibit 8(i)

[HISCOCK & BARCLAY, LLP LETTERHEAD]

                                                                                                                January 17, 2008

Board of Directors
Taylor Devices, Inc.
90 Taylor Drive
P.O. Box 748
North Tonawanda, NY 14120-0748

Board of Directors
Tayco Developments, Inc.
100 Taylor Drive
P.O. Box 748
North Tonawanda, NY 14120-0748

Ladies and Gentlemen:

                We have acted as counsel to Taylor Devices, Inc., a New York corporation ("Taylor") in connection with the proposed merger of Tayco Developments, Inc. ("Tayco"), a Delaware corporation with and into Taylor pursuant to the Agreement and Plan of Merger dated as of November 30, 2007 by and between Taylor Devices, Inc., a New York corporation ("Taylor") and Tayco Developments, Inc., a New York corporation ("Tayco") (the "Merger Agreement") as described in the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") of Taylor and Tayco which is part of the Registration Statement on Form S-4 of Taylor, filed with the U. S. Securities and Exchange Commission ("SEC") on December 7, 2007, amended by Amendment No. 1 filed with the SEC on January 15, 2008 and Amendment No. 2 to be filed with the SEC on or about January 17, 2008 (collectively, the "Registration Statement") to which this opinion is attached as an exhibit.  Capitalized terms used and not defined herein shall have the same meaning as set forth in the Merger Agreement.

                For purposes of this opinion, we have reviewed the Merger Agreement, the Joint Proxy Statement/Prospectus, and a Certificate from Taylor to us (the "Reviewed Documents") and matters of law as we have considered necessary or appropriate, and we have assumed, with your consent:  (i) that the merger will be completed in the manner set forth in the Merger Agreement and Joint Proxy Statement/Prospectus; (ii) that the covenants, representations and facts described therein will be complied with in all respects and are true and complete at the Effective Time as if made at the Effective Time; (iii) that any representations made in the foregoing "as of the date hereof" or "to the best of" are true, correct and complete and will be true, correct and complete at the Effective Time; and (iv) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents to all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.  In rendering this opinion, other than our review of the Reviewed Documents, we have made no inquiry as to any factual matter.

We hereby confirm our opinion set forth in the Joint Proxy Statement/Prospectus under the heading "Certain Federal Income Tax Consequences".  You should be aware, however, that such discussion under the heading "Certain Federal Income Tax Consequences" represents our conclusions as to the application of existing law to the instant transactions.  There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

                We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us in the Joint Proxy Statement/Prospectus under the  heading "Certain Federal Income Tax Consequences".

                By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                                                                                Very truly yours,

                                                                                                /s/Hiscock & Barclay, LLP
                                                                                                HISCOCK & BARCLAY, LLP